                                                                                    EXHIBIT 99.1

Broadpoint Securities Group Announces Victor Mandel Joins Board of Directors

NEW YORK, October 15, 2008—Broadpoint Securities Group, Inc. (NASDAQ:BPSG) today announced that Victor Mandel was elected to the Company’s Board of Directors on October 14, 2008.  The Board determined that Mr. Mandel is an independent director as defined in the listing standards of the NASDAQ Stock Market.  Mr. Mandel was also appointed to serve as an independent member of the Board’s Audit Committee.

Mr. Mandel was unanimously elected by the Board to fill the vacancy left by the resignation of Wade Nesmith, who resigned effective October 14, 2008.

Mr. Mandel is the founder and managing member of Criterion Capital Management, an investment company established in 2001.  He also serves as a senior consultant to the Corporate Library, a leading provider of corporate governance information and analytics, integrating investment analysis with corporate governance research.  From 1999 to 2000, Mr. Mandel was Executive Vice President, Finance and Development of Snyder Communications, Inc., with operating responsibility for its publicly-traded division, Circle.com.  Prior to Snyder Communications, Mr. Mandel was a Vice President in the Investment Research department at Goldman Sachs & Co.

Lee Fensterstock, Chairman and Chief Executive Officer of Broadpoint, said, “I am pleased that someone of Victor’s experience in the financial services industry, as well as his knowledge of corporate governance matters, has joined our Board.  We look forward to his many contributions.  And, on behalf of the Board, I would like to thank Wade Nesmith for his exemplary service.  We wish him well in his future endeavors.”

About the Company

Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that serves the institutional investor and corporate middle market by providing clients with strategic, research-based investment opportunities, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets division of Broadpoint Capital, Inc., its new Equity Capital Markets Division, American Technology Research, Inc., its mortgage-backed security/asset-backed security trading subsidiary, Broadpoint Securities, Inc. and FA Technology Ventures Inc., its venture capital subsidiary.

Forward Looking Statements

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

CONTACT: Broadpoint Securities Group, Inc.
Robert Turner, 212-273-7109
Chief Financial Officer

SOURCE: Broadpoint Securities Group, Inc.